Exhibit 10.3

TO:	AMB Property L.P. (the “Guarantor”)
c/o AMB Property Corporation
Pier 1, Bay 1
San Francisco
California 94111
USA
Facsimile: +1 (415) 394-9001
Telephone: +1 (415) 394-9000
Attention: SVP, Capital Markets

FROM:	AMB Fund Management S.À.R.L. on behalf of AMB Europe Fund I FCP-
FIS (the “Logistics Fund”)
5, allee Scheffer
L-2520 Luxembourg
Facsimile: +352 26 86 77 99
Telephone: +352 26 86 77 11
Attention: The Managers

DATE:	30 May 2008
Counter-Indemnity in respect of the loan guarantee to be entered into between (1) the Guarantor and (2) ING Real Estate Finance NV (the “Facility Agent”) and the Lenders from time to time under the Facility Agreement as defined below (the “Beneficiaries”) (the “Loan Guarantee”)
WHEREAS:
A.	Pursuant to a facility agreement to be entered into between (1) the Logistics Fund, (2) the entities of AMB Europe Fund I FCP-FIS listed therein as Original Borrowers; (3) the entities of AMB Europe Fund I FCP-FIS listed therein as Original PropCos; (4) the entities of AMB Europe Fund I FCP-FIS listed therein as Original ShareCos; (5) the Guarantor; (6) the financial institutions listed therein as Original Lenders; and (7) the Facility Agent (the “Facility Agreement”) the Original Lenders have agreed to make facilities available to the Original Borrowers. Capitalised terms used and not otherwise defined herein shall have the same meaning given to them in the Facility Agreement.

B.	It is a condition of the Facility Agreement that the Guarantor enters into the Facility Agreement and the Loan Guarantee to give certain covenants and to guarantee the obligations of the Borrowers under the Facility Agreement including, without limitation, any Borrowers who may accede to the Facility Agreement from time to time.

C.	In consideration thereof, the Logistics Fund has agreed to enter into this Counter-Indemnity in respect of the obligations of the Guarantor under the Facility Agreement and the Loan Guarantee.

IT IS AGREED THAT:
1.	In consideration of the agreement by the Guarantor to enter into the Facility Agreement and to issue a guarantee on the terms of the Loan Guarantee, the Logistics Fund hereby irrevocably and unconditionally:
1.1	agrees to pay to the Guarantor on its first written demand without set-off or counterclaim an amount equal to and in the same currency as each sum paid out by the Guarantor under or in connection with the Facility Agreement and the Loan Guarantee;

1.2	undertakes to indemnify and keep indemnified the Guarantor against any and all liabilities, losses, damages, demands, claims, expenses or actions which the Guarantor may suffer or incur under or in connection with the Facility Agreement and the Loan Guarantee; and

1.3	authorises and directs the Guarantor to pay any demand made of it pursuant to the Facility Agreement and the Loan Guarantee which appears on its face to be in order without requiring any agreement or confirmation from the Logistics Fund that the amounts so demanded are or were due.
2.	The obligations of the Logistics Fund shall not be affected by any act, omission, matter or thing which but for this provision might operate to release the Logistics Fund from its obligations hereunder in whole or in part, including (without limitation):
2.1	any time or waiver granted to or composition with the Borrowers, the Guarantor, the Beneficiaries or any other person;

2.2	any taking, variation, compromise, renewal or release of, or refusal or neglect to perfect or enforce, any rights, remedies or securities available to the Guarantor or any other person or arising under the Facility Agreement or the Loan Guarantee;

2.3	any variation of the Facility Agreement or the Loan Guarantee so that references in this Counter-Indemnity shall include each such variation;

2.4	any accession of additional parties to the Facility Agreement.
3.	If the Logistics Fund fails to pay any amount due under this Counter-Indemnity it shall (at the option of the Guarantor and immediately on demand by it) pay interest on the overdue amount from its due date up to the date of payment. Interest on amounts that are due and unpaid will accrue at the rate of 1% per annum above the rate that is otherwise payable at that time by the Obligors pursuant to the Facility Agreement.

4.	This Counter-Indemnity shall be a continuing indemnity and shall extend to the ultimate balance of all amounts expressed to be payable hereunder and shall continue in full force and effect notwithstanding any intermediate payment in whole or in part of amounts payable hereunder.

5.	The rights and remedies provided to the Guarantor by this Counter-Indemnity are cumulative and not exclusive of any right or remedies provided by law.

6.	A person who is not a party to this Counter-Indemnity shall have no rights to enforce or enjoy the benefit of any term of this Counter-Indemnity under the Contracts (Rights of Third Parties) Act 1999.

7.	The invalidity, unenforceability or illegality of any provision (or part of a provision) of this Counter-Indemnity under the laws of any jurisdiction shall not affect the validity, enforceability or legality of the other provisions and if any provision of this Counter-Indemnity is found to be invalid or unenforceable but would be valid or enforceable if some part of the provision were deleted, the provision in question shall apply with such modification(s) as may be necessary to make it valid.

8.	This Counter-Indemnity may be executed and delivered in any number of counterparts, each of which is an original and which together have the same effect as if each party had signed the same document.

9.	Notices and demands to be made under this Counter-Indemnity shall be in writing and delivered personally or sent by pre-paid first-class letter or fax to the party at the relevant address set out above or to such substitute address or fax number notified to the party giving notice in accordance with this paragraph 9.

10.	This Counter-Indemnity and any dispute arising out of it is governed by and shall be construed in accordance with the laws of England and Wales.

11.	The parties to this Counter-Indemnity irrevocably agree to submit to the exclusive jurisdiction of the courts of England and Wales in relation to any claim or matter arising out of or in connection with this Counter-Indemnity.
This Counter-Indemnity has been entered into on the date set out at the beginning of the agreement.

The Guarantor:
AMB Property L.P.

By:	AMB Property Corporation
(as the sole general partner of the Guarantor)

By:	/s/ Tracy Abels Name: Tracy Abels
Title: Vice President Capacity: Authorized officer

The Logistics Fund:

AMB Europe Fund I FCP-FIS

By:	AMB Fund Management S.À.R.L.
(as the manager on behalf of the Logistics Fund)

By:	/s/ Alison Hill

Name: Alison Hill
Title: Senior Vice President, AMB Property Corporation Capacity: Authorized officer